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                                                                    EXHIBIT 14.1

                 CODE OF ETHICS FOR OFFICERS OF LIGHTFIRST INC.

I.       INTRODUCTION:
         The Board of Directors of LightFirst Inc. (the "Company") has developed and adopted a code of ethics (the "Code") for its Chief Executive Officer, Chief Financial Officer, and other officers. The purpose of the Code is to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; and compliance with applicable governmental rules and regulations

II.      HONEST AND ETHICAL CONDUCT:
         The Officers of the Company hold an important and elevated role in corporate governance. Accordingly, the Code provides principles to which these persons are expected to adhere and which these persons are expected to actively promote in the performance of their corporate duties:

         Officers are obligated to act and perform their duties ethically and honestly and to adhere to the highest standards of integrity. This requires each Officer to avoid actual or apparent conflicts of interest between personal and professional relationships, which requires observation of both the form and the spirit of technical and ethical accounting standards.

         A "conflict of interest" occurs when an individual's private interest interferes or appears to interfere with the interests of the Company. Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company. In particular, an Officer must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family, or for any other person.

         Any Officer who becomes aware of a conflict involving himself or herself must immediately take action to notify the Company's Board of Directors or the Company's counsel. Any Officer who becomes aware of a conflict involving another individual must likewise report such a conflict to the Company's Board of Directors or the Company's counsel.

III.     DISCLOSURE:
         Officers are responsible for ensuring that the disclosure in the Company's periodic reports is full, fair, accurate, timely and understandable. Therefore, Officers are required to familiarize themselves with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company. In the performance of their duties, Officers are prohibited from knowingly misrepresenting facts. An Officer will be considered to have knowingly misrepresented facts if he or she knowingly (i) makes, or permits or directs another to make, materially false or misleading entries in an entity's financial statements or records; (ii) fails to correct materially false and misleading financial statements or records; (iii) signs, or permits another to sign, a document



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         containing materially false and misleading information; or (iv) falsely responds, or fails to respond, to specific inquiries of the Company's external accountant.

         Any senior financial officer who is aware of a material misrepresentation or omission in the Company's periodic reports is required to report the matter to the Board of Directors, the Chief Executive Officer or the Company's counsel.

         Officers are responsible for adequately supervising the preparation of the financial disclosure in the periodic reports required to be filed by the Company. Adequate supervision includes closely reviewing and critically analyzing the financial information to be disclosed.

IV.      COMPLIANCE:
         It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, and in particular, those relating to accounting and auditing matters. Any officer who is unsure whether a situation violates any applicable law, rule, regulation or Company policy should discuss the situation with the Company's counsel or the Chief Executive Officer to prevent possible problems at a later date. Failure to do so is itself a violation of this Code. To encourage officers to report any violations, the Company will not allow retaliation for reports made in good faith.